Exhibit 4.1

AMENDMENT NO. 6

TO

PREFERRED STOCK RIGHTS AGREEMENT

This amendment number six (this “Amendment”) to the Preferred Stock Rights Agreement between Palm, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (f/k/a Equiserve Trust Company, N.A.) as successor rights agent to Fleet National Bank (the “Rights Agent”), is made and entered into and effective as of April 28, 2010.

BACKGROUND

WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement dated as of September 25, 2000 (as amended, the “Rights Agreement”);

WHEREAS, the Company and the Rights Agent entered into an amendment to the Rights Agreement on November 12, 2004;

WHEREAS, the Company and the Rights Agent entered into a second amendment to the Rights Agreement on June 1, 2007 to permit the transactions contemplated by Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007, among Elevation Partners, L.P. (“Elevation”), the Company and Passport Merger Corporation, without Elevation becoming an Acquiring Person;

WHEREAS, the Company and the Rights Agent entered into a third amendment to the Rights Agreement on October 24, 2007 to reflect the agreement between the Company, Elevation and Elevation Employee Side Fund LLC (“Elevation Side Fund”), a Delaware limited liability company, set forth in the Stockholders’ Agreement dated October 24, 2007;

WHEREAS, the Company and the Rights Agent entered into a fourth amendment to the Rights Agreement on December 22, 2008 to permit the transactions contemplated by the Securities Purchase Agreement, dated as of December 22, 2008 (as amended from time to time in accordance with the provisions thereof), between Elevation and the Company, without Elevation becoming an Acquiring Person;

WHEREAS, the Company and the Rights Agent entered into a fifth amendment to the Rights Agreement on January 9, 2009 to reflect the agreement between the Company, Elevation and Elevation Side Fund set forth in the Amended and Restated Stockholders’ Agreement dated January 9, 2009;

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of April 28, 2010, among the Company, Hewlett-Packard Company (“Parent”) and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Subsidiary”) pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that an amendment to the Rights Agreement as set forth herein is necessary and desirable to exempt the Merger Agreement, the Voting Agreement (as defined in the Merger Agreement) and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, including prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, a Distribution Date has not occurred;

WHEREAS, on April 28, 2010, the Board of Directors of the Company resolved to amend the Rights Agreement to permit the transactions contemplated by the Merger Agreement and the Voting Agreement without Parent, Elevation or Elevation Side Fund becoming an Acquiring Person; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the respective meanings assigned thereto in the Rights Agreement.

3. Amendment to Certain Definitions.

The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in the appropriate alphabetical location:

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 28, 2010, among the Company, Hewlett-Packard Company and District Acquisition Corporation.

“Voting Agreement” means the “Voting Agreement” as such term is defined in the Merger Agreement.

The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following immediately after the second sentence of Section 1(a) and immediately preceding the third sentence of Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, neither Hewlett-Packard Company nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of (i) the execution, delivery or performance of the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the transactions contemplated in the Merger Agreement and the Voting Agreement (collectively, the “Transactions”) or (iii) the consummation of the Transactions.”

The definition of “Distribution Date” in Section 1(l) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions or (iii) the consummation of the Transactions.”

The definition of “Expiration Date” in Section 1(q) of the Rights Agreement is hereby deleted in its entirety, and the following is substituted in lieu thereof:

“Expiration Date” means the earlier of (i) the Final Expiration Date, (ii) the time at which all Rights are redeemed as provided in Section 23 or exchanged as provided in Section 24 or (iii) immediately prior to the Effective Time (as defined in the Merger Agreement). The Company shall notify the Rights Agent of the occurrence of the Effective Time promptly thereafter.

The definition of “Shares Acquisition Date” in Section 1(hh) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred as the result of (i) the execution, delivery or performance of the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions or (iii) the consummation of the Transactions.”

4. Amendment to Section 30. Section 30 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution, delivery or performance of the Merger Agreement or the Voting Agreement, (ii) the announcement of the Merger Agreement or any of the Transactions or (iii) the consummation of the Transactions.”

5. Effective Date. This Amendment is effective as of the date first set forth above, immediately prior to the execution of the Merger Agreement. The Company shall promptly notify the Transfer Agent of the occurrence of the execution of the Merger Agreement.

6. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

7. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

8. Fax Transmission; Notices. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto hereby agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof. Notwithstanding the requirements of Section 26 of the Rights Agreement, any notice provided from the Company to the Rights Agent pursuant to the terms of this Amendment may be made by email transmission.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

PALM, INC.

By:	/s/ Jonathan J. Rubinstein
Name:	Jonathan J. Rubinstein
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Manager, Contract Administration

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